Exhibit 99.1

Execution Version

CONFIDENTIAL

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is being entered into as of July 23, 2023 (the “Execution Date”) by and among The RBC Millennium Trust, the Richard B. Cohen Revocable Trust (together with The RBC Millennium Trust, “Sellers” and each, a “Seller”) and SVF II Strategic Investments AIV LLC, a Delaware limited liability company (“Purchaser” and, together with Sellers, the “Parties”).

W I T N E S S E T H

WHEREAS, each Seller is party to that certain Second Amended and Restated Limited Liability Company Agreement of Symbotic Holdings LLC, a Delaware limited liability company (“Symbotic Holdings”), dated as of June 7, 2022 (the “Symbotic Holdings LLCA”);

WHEREAS, (a) The RBC Millennium Trust owns 167,907,377 Common Units of Symbotic Holdings (“Symbotic Common Units”) and (i) 6,362,808 paired shares of Class V-1 Common Stock, par value $0.0001 per share, of Symbotic Inc., a Delaware corporation (“Symbotic”) (“Symbotic Class V-1 Common Stock”), and (ii) 161,544,569 paired shares of Class V-3 Common Stock, par value $0.0001 per share, of Symbotic (“Symbotic Class V-3 Common Stock”) and (b) the Richard B. Cohen Revocable Trust owns 7,029,644 Symbotic Common Units and (i) 2,058,420 paired shares of Symbotic Class V-1 Common Stock and (ii) 4,971,224 paired shares of Symbotic Class V-3 Common Stock;

WHEREAS, each Seller may cause to be redeemed all or any portion of their Symbotic Common Units for shares of Class A Common Stock, par value $0.0001 per share, of Symbotic (“Symbotic Class A Common Stock”), on the terms and subject to the conditions set forth in this Agreement and the Symbotic Holdings LLCA;

WHEREAS, Purchaser desires to purchase from Sellers, and Sellers desire to sell to Purchaser, a number of shares of Symbotic Class A Common Stock on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Parties are entering into this Agreement concurrently with that certain Framework Agreement (the “Framework Agreement”), dated as of the date hereof, by and among Symbotic, Symbotic Holdings, Symbotic LLC, Sunlight Investment Corp., Purchaser and GreenBox Systems LLC.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1 Sale and Purchase of Symbotic Class A Common Stock. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers shall sell, transfer, convey and deliver to Purchaser, and Purchaser shall acquire, accept, purchase and receive from Sellers, an aggregate of 17,825,312 shares of Symbotic Class A Common Stock (the “Subject Shares”), for an aggregate purchase price of $500,000,000.00 (the “Purchase Price”), as more particularly set forth on Schedule 1.

Section 1.2 Closing; Deliveries.

(a) The closing of the purchase and sale (the “Purchase”) of the Subject Shares (the “Closing”) shall take place by remote communications and by the exchange of signatures by electronic transmission (including DocuSign) or, if or to the extent such an exchange is not practicable, at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004 on the second Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of all of the conditions set forth in Section 1.3 (other than such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at or prior to the Closing), or at such other place (or by means of remote communication) and date as the Parties may agree in writing (the actual date of the Closing, the “Closing Date”).

(b) At the Closing:

(i) Purchaser shall deliver or cause to be delivered to Sellers the Purchase Price, by wire transfer of immediately available funds to the account or accounts previously designated by Sellers to Purchaser in writing; and

(ii) Each Seller shall deliver to Purchaser (A) a properly completed and duly executed Internal Revenue Service Form W-9 for such Seller and (B) a duly executed stock power with respect to the Subject Shares to be sold by such Seller, endorsed in blank by such Seller, or such other documentation reasonably necessary to transfer to Purchaser all right, title and interest in and to the Subject Shares to be sold by such Seller.

Section 1.3 Conditions Precedent. The respective obligations of the Parties to consummate the Purchase is subject to the satisfaction or written waiver by the Parties at or prior to the Closing of the following conditions:

(a) the Redemption shall have been completed;

(b) no Law that prohibits the consummation of the Purchase shall have been enacted, issued, enforced or promulgated and remain in effect by any Governmental Authority and there shall be no Order or injunction of a court of competent jurisdiction prohibiting or making illegal the consummation of the Purchase; and

(c) Purchaser and Sellers shall have furnished to each other the deliverables required by Section 1.2(b).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller hereby represents and warrants to Purchaser as of the execution and delivery of this Agreement (or as of such other date and time as may be expressly provided herein) as follows:

Section 2.1 Organization and Power. Such Seller was formed pursuant to a trust agreement (each, a “Trust Agreement”), such Seller and such Trust Agreement are currently in full force and effect and such Seller has not been rescinded or revoked. Such Seller has the power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby in accordance with the terms hereof.

Section 2.2 Authorization and Binding Effect. The execution and delivery of this Agreement, the performance by such Seller of its obligations hereunder and the consummation of the transactions contemplated hereby in accordance with the terms hereof have been duly authorized by all requisite action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller, and, assuming due execution and delivery by each of the other Parties, constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles.

Section 2.3 Ownership of Units. Such Seller is the sole record owner of, and has good and valid title to, the Symbotic Common Units, shares of Symbotic Class V-1 Common Stock and the shares of Symbotic Class V-3 Common Stock set forth on Schedule 1 as of the Execution Date and, upon completion of the Redemption on the terms and subject to the conditions set forth herein, such Seller will have good and valid title to its portion of the Subject Shares (as more particularly set forth on Schedule 1) free and clear of all Liens (other than any transfer restrictions imposed by federal or state securities Laws, including the Subject Shares being considered “restricted securities” or “control securities” thereunder, or any provision of the organizational documents of Symbotic and the restrictions contemplated by Section 4.4), and such title to such Subject Shares shall duly transfer to and vest in Purchaser at the Closing. Other than Symbotic Holdings and Symbotic pursuant to the Redemption, no Person has any present or future right to acquire all or any portion of such Seller’s Symbotic Common Units, shares of Symbotic Class V-1 Common Stock, shares of Symbotic Class V-3 Common Stock or portion of the Subject Shares. No other Person, has any option, call, warrant, commitment or similar right with respect to the Subject Shares owned by such Seller and such Seller has not entered into any agreement or contract (whether written or oral) with any Person imposing, or that would reasonably be expected to impose, a Lien on the Subject Shares.

Section 2.4 No Conflict. Neither the execution and delivery by such Seller of this Agreement, nor the consummation by such Seller of the transactions contemplated hereby in accordance with the terms hereof, violates, conflicts with or results in a breach of, or constitutes a default (or an event which, with notice or lapse of time or both, would constitute a default) under (a) any provision of such Seller’s Trust Agreement, (b) any of the terms, conditions or provisions of any material Contract to which such Seller is a party, or by which such Seller or any of its properties is bound or (c) any term or provision of any Law or Order applicable to such Seller, except, in the case of clauses (b) and (c), as would not reasonably be expected, individually or in the aggregate, to prevent or materially delay or materially impair the ability of such Seller to consummate the Purchase.

Section 2.5 Consents and Approvals. The execution, delivery and performance by such Seller of this Agreement does not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority (other than filings and notifications required under Section 13 and Section 16 of the Exchange Act), except as would not reasonably be expected, individually or in the aggregate, to prevent or materially delay or materially impair the ability of such Seller to consummate the Purchase.

Section 2.6 Brokers and Finders. No Person acting on behalf or under the authority of such Seller is or shall be entitled to any broker’s, finder’s or similar fee or commission in connection with the transactions contemplated hereby.

Section 2.7 Legal Proceedings. As of the date hereof, there are no Proceedings pending or, to the knowledge of such Seller, threatened against such Seller relating to the ownership or transferability of such Seller’s Symbotic Common Units, the shares of Symbotic Class V-1 Common Stock and the shares of Symbotic Class V-3 Common Stock or which if determined adversely to such Seller, would reasonably be expected, individually or in the aggregate, to prevent or materially delay or materially impair the ability of such Seller to consummate the Purchase.

Section 2.8 Independent Appraisal.

(a) Such Seller acknowledges that Purchaser may be in possession of material, nonpublic information relating to Symbotic and Symbotic Holdings and any of their respective Affiliates and Subsidiaries. Such Seller further acknowledges and agrees that Purchaser has no obligation to disclose to such Seller any such material, nonpublic information except as may be required for a representation and warranty of Purchaser hereunder to be accurate and correct. Such Seller further acknowledges that (i) it is not relying on there having been disclosed any such material or potentially material information which is not disclosed, and (ii) any such information may be materially adverse to such Seller’s interests. Such Seller further acknowledges that it is prepared to sell the Subject Shares to Purchaser on the foregoing basis and hereby waives any right to rescind or invalidate the sale of the Subject Shares to Purchaser or to seek any damages or other remuneration from Purchaser based on the possession of any such material, nonpublic information by Purchaser.

(b) Such Seller acknowledges that it is experienced and sophisticated with respect to transactions of the type contemplated by this Agreement, and that in consultation with experienced counsel and advisors of its choice, it has made its own due diligence analysis, credit analysis and decision to sell the Subject Shares, and that it is responsible for making its own evaluation of any information about the Subject Shares or Symbotic, Symbotic Holdings, Purchaser or their respective Affiliates and Subsidiaries that it may receive either directly or indirectly from Purchaser or otherwise. Such Seller acknowledges and agrees that none of Purchaser, Symbotic, Symbotic Holdings or any Affiliate, Subsidiary, trustee, partner, employee, officer or director thereof (i) makes any representation or warranty or gives any undertaking of any kind, express or implied, as to, or accepts or assumes any responsibility or liability of any kind for, the accuracy, reliability, adequacy, completeness or reasonableness of any such information or any assumptions upon which such information is based except as specifically set forth in this Agreement or (ii) shall be under any obligation to provide access to or advise such Seller or any other Person of the existence of any additional information or to review, update or correct any inaccuracy in any information about the Subject Shares, Symbotic, Symbotic Holdings or Purchaser or their respective Affiliates or Subsidiaries or any of its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects (or any assumptions upon which such information is based) supplied by it or by any Person or otherwise reviewed by such Seller or its Affiliates or be otherwise liable to such Seller or any other Person with respect to any such information or assumptions.

Section 2.9 No Other Representations or Warranties; Non-Reliance. Except for the express written representations and warranties made by such Seller in this Article II, neither such Seller nor any other Person (including any of its or their respective Representatives) makes any express or implied representation or warranty regarding the Subject Shares, such Seller, Symbotic, Symbotic Holdings or any of their respective Affiliates or Subsidiaries or any of its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the transactions contemplated hereby, and such Seller expressly disclaims any other representation and warranties. Such Seller acknowledges and agrees that it has relied solely on the results of its and its Affiliates’ and its and their respective Representatives’ independent investigations, and neither such Seller nor any of its Affiliates or its or their respective Representatives has relied on and none are relying on any representations or warranties regarding Purchaser or its Affiliates or Subsidiaries or any of its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or by Purchaser’s or its Affiliates’ and Subsidiaries’ respective Representatives in connection with this Agreement or the transactions contemplated hereby, other than the express written representations and warranties of Purchaser expressly set forth in Article III.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers as of the execution and delivery of this Agreement (or as of such other date and time as may be expressly provided herein) as follows:

Section 3.1 Organization and Power. Purchaser is duly formed and validly existing in good standing under the laws of its jurisdiction of formation. Purchaser has the power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby in accordance with the terms hereof.

Section 3.2 Authorization and Binding Effect. The execution and delivery of this Agreement, the performance by Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby in accordance with the terms hereof have been duly authorized by all requisite action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser, and, assuming due execution and delivery by Sellers, constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles.

Section 3.3 No Conflict. Neither the execution and delivery by Purchaser of this Agreement, nor the consummation by Purchaser of the transactions contemplated hereby in accordance with the terms hereof, violates, conflicts with or results in a breach of, or constitutes a default (or an event which, with notice or lapse of time or both, would constitute a default) under (a) any provision of the organizational documents of Purchaser, (b) any of the terms, conditions or provisions of any material Contract to which Purchaser is a party, or by which Purchaser or any of its properties is bound or (c) any term or provision of any Law or Order applicable to Purchaser, except, in the case of clauses (b) and (c), as would not reasonably be expected, individually or in the aggregate, to prevent or materially delay or materially impair the ability of Purchaser to consummate the Purchase.

Section 3.4 Consents and Approvals. The execution, delivery and performance by Purchaser of this Agreement does not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority (other than filings and notifications required under Section 13 and Section 16 of the Exchange Act), except as would not reasonably be expected, individually or in the aggregate, to prevent or materially delay or materially impair the ability of Purchaser to consummate the Purchase.

Section 3.5 Independent Appraisal.

(a) Purchaser acknowledges that Sellers may be in possession of material, nonpublic information relating to Symbotic and Symbotic Holdings and any of their respective Affiliates and Subsidiaries. Purchaser further acknowledges and agrees that neither Seller has any obligation to disclose to Purchaser any such material, nonpublic information except as may be required for a representation and warranty of such Seller hereunder to be accurate and correct. Purchaser further acknowledges that (i) it is not relying on there having been disclosed any such material or potentially material information which is not disclosed, and (ii) any such information may be materially adverse to Purchaser’s interests. Purchaser further acknowledges that it is prepared to purchase the Subject Shares from Sellers on the foregoing basis and hereby waives any right to rescind or invalidate the purchase of the Subject Shares from Sellers or to seek any damages or other remuneration from Sellers based on the possession of any such material, nonpublic information by Sellers.

(b) Purchaser acknowledges that it is experienced and sophisticated with respect to transactions of the type contemplated by this Agreement, and that in consultation with experienced counsel and advisors of its choice, it has made its own due diligence analysis, credit analysis and decision to buy the Subject Shares, and that it is responsible for making its own evaluation of any information about the Subject Shares or Symbotic, Symbotic Holdings, Sellers or their respective Affiliates and Subsidiaries that it may receive either directly or indirectly from Sellers or otherwise. Purchaser acknowledges and agrees that none of Sellers, Symbotic, Symbotic Holdings or any Affiliate, Subsidiary, trustee, partner, employee, officer or director thereof (i) makes any representation or warranty or gives any undertaking of any kind, express or implied, as to, or accepts or assumes any responsibility or liability of any kind for, the accuracy, reliability, adequacy, completeness or reasonableness of any such information or any assumptions upon which such information is based except as specifically set forth in this Agreement or (ii) shall be under any obligation to provide access to or advise Purchaser or any other Person of the existence of any additional information or to review, update or correct any inaccuracy in any information about the Subject Shares, Symbotic, Symbotic Holdings or any Seller or their respective Affiliates or Subsidiaries or any of its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects (or any assumptions upon which such information is based) supplied by it or by any Person or otherwise reviewed by Purchaser or its Affiliates or be otherwise liable to Purchaser or any other Person with respect to any such information or assumptions.

Section 3.6 Accredited Investor. Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities Act.

Section 3.7 No Resale. Purchaser’s purchase of the Subject Shares is for its own account for investment and not with a view to the distribution or resale thereof, except in compliance with the Securities Act and applicable state securities laws.

Section 3.8 Brokers and Finders. No Person acting on behalf or under the authority of Purchaser is or shall be entitled to any broker’s, finder’s or similar fee or commission in connection with the transactions contemplated hereby.

Section 3.9 No Other Representations or Warranties; Non-Reliance. Except for the express written representations and warranties made by Purchaser in this Article III, neither Purchaser nor any other Person (including any of its or their respective Representatives) makes any express or implied representation or warranty regarding Purchaser or any of its Affiliates or Subsidiaries or any of its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the transactions contemplated hereby, and Purchaser expressly disclaims any other representation and warranties. Purchaser acknowledges and agrees that it has relied solely on the results of its and its Affiliates’ and its and their respective Representatives’ independent investigations, and neither Purchaser nor any of its Affiliates or its or their respective Representatives has relied on and none are relying on any representations or warranties regarding the Symbotic Common Units, the shares of Symbotic Class V-1 Common Stock, the shares of Symbotic Class V-3 Common Stock or the Subject Shares or Symbotic, Symbotic Holdings, Sellers or any of their respective Affiliates or Subsidiaries or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or by Sellers’ or their Affiliates’ and Subsidiaries’ respective Representatives in connection with this Agreement or the transactions contemplated hereby, other than the express written representations and warranties of Seller expressly set forth in Article II.

ARTICLE IV

COVENANTS

Section 4.1 Interim Restrictions.

(a) Except as otherwise expressly required or permitted by this Agreement, each Seller covenants and agrees that, during the period from the Execution Date until the Closing, unless Purchaser shall otherwise approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), such Seller will not:

(i) Transfer any of the Subject Shares;

(ii) knowingly take any actions or omit to take any actions that would, individually or in the aggregate, reasonably be expected to result in any of the conditions set forth in Section 1.3 not being satisfied; or

(iii) agree, authorize or commit to do any of the foregoing.

(b) Except as otherwise expressly required or permitted by this Agreement, Purchaser covenants and agrees that, during the period from the Execution Date until the Closing, unless Sellers shall otherwise approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), Purchaser will not:

(i) knowingly take any actions or omit to take any actions that would, individually or in the aggregate, reasonably be expected to result in any of the conditions set forth in Section 1.3 not being satisfied; or

(ii) agree, authorize or commit to do any of the foregoing.

Section 4.2 Redemption of Units. Within one Business Day of the date hereof (or such later date as may be required under the Symbotic Holdings LLCA and Symbotic’s Insider Trading Policy), each Seller shall submit a written notice of redemption (each, a “Notice of Redemption”) to Symbotic Holdings, with a copy to each of Symbotic and Purchaser, in the form set forth in Exhibit B hereto and in compliance with the procedures set forth in the Symbotic Holdings LLCA, which notice shall specify that such Seller intends to have Symbotic Holdings redeem a number of Symbotic Common Units as set forth on Schedule 1, with a redemption date three Business Days after delivery of such Notice of Redemption to Symbotic Holdings. Each Seller shall not retract or modify its Notice of Redemption without the prior written consent of Purchaser. The redemption of Symbotic Common Units by Symbotic Holdings, the cancellation and retirement by Symbotic of the paired shares of Symbotic Class V-1 Common Stock and Symbotic Class V-3 Common Stock and issuance by Symbotic of the Subject Shares to Sellers pursuant to the terms of the Symbotic Holdings LLCA is referred to herein as the “Redemption.” Each Seller shall use reasonable best efforts to enforce its rights under the Symbotic Holdings LLCA in order to effectuate the Redemption.

Section 4.3 Lock-Up.

(a) Subject to the Closing and Section 4.3(b), Sellers shall not, and shall direct each other member of the Cohen Group not to, Transfer any Lock-Up Shares for a period of six months following the Closing (such period, the “Lock-Up Period”).

(b) Notwithstanding the provisions set forth in Section 4.3(a), the Cohen Group and their respective Permitted Transferees may Transfer the Lock-Up Shares during the Lock-Up Period: (i) to any member of the Cohen Group; (ii) in the case of an individual, by gift to a member of the individual’s Immediate Family or to a trust, the beneficiary of which is a member of the individual’s Immediate Family, an Affiliate of such person or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) as a charitable gift of up to $50,000,000; (vi) to pay any income taxes or gift taxes (including, for the avoidance of doubt, taxes on the Transfer of the Lock-Up Shares otherwise permitted under this Section 4.3(b)); provided, however, that in the case of clauses (i) through (iii), any such permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions.

(c) For avoidance of doubt, the restrictions set forth in Section 4.3(a) shall not apply to the establishment of any contract, instruction or plan that satisfies all of the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) under the Exchange Act; provided, however, that no transfers prohibited under this Section 4.3 shall be made pursuant to a Rule 10b5-1 Plan prior to the expiration of the Lock-Up Period.

Section 4.4 Compliance with Side Letter. Purchaser acknowledges that it has been provided with a copy of the Side Letter, dated December 12, 2021 (the “Side Letter”), between Walmart Inc. and Richard B. Cohen, and that it agrees to comply with and be bound by the provisions set forth in Paragraph 2 thereof applicable to transferees of Interests (as defined in the Side Letter) as if it were a party thereto.

ARTICLE V

MISCELLANEOUS

Section 5.1 Survival; Recourse. The Parties, intending to modify applicable statutes of limitation, hereby acknowledge and agree that, except for this Article V, Exhibit A, the provisions that substantively define any related defined terms not substantively defined in Exhibit A, the representations set forth in Section 2.8, Section 2.9, Section 3.5, Section 3.6 and Section 3.9 and those other covenants and agreements set forth in this Agreement that by their terms apply, or that are to be performed in whole or in part, after the Closing (which other covenants and agreements shall survive the Closing for the period provided in such covenants and agreements, if any, or until fully performed, otherwise satisfied or waived), the representations, warranties, covenants and agreements in this Agreement, including rights in connection with, arising out of or otherwise related to any inaccuracy or breach of such representations, warranties, covenants and agreements, shall not survive the Closing; provided, however, that (i) the representations and warranties of Sellers contained in or made pursuant to Section 2.1, Section 2.2, Section 2.3, Section 2.4, Section 2.5, Section 2.6 and Section 2.7 and of Purchaser contained or made in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.7, and Section 3.8 shall survive in full force and effect until twenty-four (24) months after the Closing Date and (ii) the representations and warranties of Sellers contained in or made pursuant to Section 2.8 and Section 2.9 and of Purchaser contained or made in Section 3.5, Section 3.6 and Section 3.9 shall survive in full force and effect indefinitely following the Closing Date. Neither Purchaser nor Sellers nor any other Person (including any of its or their respective Representatives) shall be liable for fraud in connection with the Purchase except in the case of actual and intentional common law fraud as defined under the Law of the State of Delaware (which, for the avoidance of doubt, does not include constructive fraud or other claims based on constructive knowledge, negligent misrepresentation, recklessness or similar theories) with respect to (i) in the case of Sellers, the express representations and warranties of Sellers in Article II and (ii) in the case of Purchaser, the express representations and warranties of Purchaser in Article III. Notwithstanding anything to the contrary in this Section 5.1, any Party shall be permitted to bring a claim for fraud (as described in the preceding sentence) until the date that is twenty-four (24) months after the Closing Date.

Section 5.2 Notices. Any notice, consent, demand or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been given: (a) when delivered personally to the Person or to an officer of the Person (as designated by such Person to receive any such notice or, in the absence of such designation, any officer of such Person) to whom the same is directed, (b) the next Business Day after being sent by nationally recognized overnight courier service (with tracking capability) or (c) when received if sent via e-mail at the following addresses; provided, that any email transmission is promptly confirmed by a responsive electronic communication by the recipient thereof or receipt is otherwise clearly evidenced (excluding out-of-office replies or other automatically generated responses) or is followed up within one Business Day after email by dispatch pursuant to one of the methods described in the foregoing clauses (a) and (b) of this Section 5.2:

if to The RBC Millennium Trust, to:

c/o Symbotic Inc.

200 Research Drive

Wilmington, MA 01887

Attention: David A. Ladensohn

Email:

with a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, Massachusetts 02111

United States of America

Attention: Michael L. Fantozzi

Email: MLFantozzi@mintz.com

if to the Richard B. Cohen Revocable Trust, to:

c/o Symbotic Inc.

200 Research Drive

Wilmington, MA 01887

Attention: Richard B. Cohen

Email:

with a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, Massachusetts 02111

United States of America

Attention: Michael L. Fantozzi

Email: MLFantozzi@mintz.com

if to Purchaser, to:

SVF II Strategic Investments AIV LLC

300 El Camino Real

Menlo Park, CA 94025

Attention:      Legal

Email:            ssia-notice@softbank.com

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

Shin-Marunouchi Building, 29th Floor

5-1, Marunouchi 1-Chome, Chiyoda-ku

Tokyo, Japan 100-6529

Attn:     Kenneth A. Siegel

Email:  ksiegel@mofo.com

Morrison & Foerster LLP

2100 L Street, NW

Suite 900

Washington, D.C. 20037

Attn:     David P. Slotkin

Email:  dslotkin@mofo.com

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105-2482

Attn:     Eric T. McCrath

             Erik G. Knudsen

Email:  emccrath@mofo.com

             eknudsen@mofo.com

Section 5.3 Interpretation.

(a) The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

(b) Unless otherwise specified in this Agreement or the context otherwise requires: (i) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) any reference to the masculine, feminine or neuter gender includes all genders, the plural includes the singular, and the singular includes the plural; (iii) all Preamble, Recital, Article, Section, clause, Exhibit and Schedule references used in this Agreement are to the preamble, recitals, articles, sections, clauses, exhibits and schedules to this Agreement; (iv) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (v) the word “or” is inclusive and not exclusive (for example, the phrase “A or B” means “A or B or both,” not “either A or B but not both”), unless used in conjunction with “either” or the like; (vi) the term “date hereof” means the date first written above; (vii) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (viii)(A) any reference to “days” means calendar days unless Business Days are expressly specified and (B) any reference to “months” or “years” means calendar months or calendar years, respectively, in each case unless otherwise expressly specified; (ix) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase does not mean simply “if”; and (x) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP.

(c) Unless otherwise specified in this Agreement, any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day.

(d) Unless otherwise specified in this Agreement or the context otherwise requires, all references to any (i) statute in this Agreement include the rules and regulations promulgated thereunder and all applicable guidance, guidelines, bulletins or policies issued or made in connection therewith by a Governmental Authority, and (ii) Law in this Agreement shall be a reference to such Law as amended, re-enacted, consolidated or replaced as of the applicable date or during the applicable period of time.

(e) Unless otherwise specified in this Agreement, all references in this Agreement to (i) any Contract, other agreement, document or instrument (excluding this Agreement) mean such Contract, other agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, exhibits and any other documents attached thereto or incorporated therein by reference, and (ii) this Agreement means this Agreement as amended or otherwise modified from time to time in accordance with Section 5.4.

(f) With regard to each and every term and condition of this Agreement, the Parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement.

(g) The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

Section 5.4 Amendments. This Agreement may not be amended or modified, nor may compliance with any covenant set forth herein be waived, except by a writing duly and validly executed by the Parties, or in the case of a waiver, the Party waiving compliance.

Section 5.5 Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement or the application thereof to any Person or any circumstance, is illegal, invalid or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 5.6 Third Party Beneficiaries. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective successors and assigns any rights, remedies, or liabilities under or by reason of this Agreement.

Section 5.7 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party may assign any of its rights or interests or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law, by transfer or otherwise, without the prior written consent of each other Party and any attempted or purported assignment or delegation in violation of this Section 5.7 shall be null and void.

Section 5.8 Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Laws of the state of Delaware without regard to the conflict of laws provisions, rules or principles thereof (or any other jurisdiction) to the extent that such provisions, rules or principles would direct a matter to another jurisdiction.

Section 5.9 Specific Performance. Each of the Parties acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies a Party may have in equity or at law, each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement without necessity of posting a bond or other form of security. In the event that any Proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

Section 5.10 Jurisdiction; Venue; Waiver of Right to Jury Trial. The Parties mutually consent and submit to the sole jurisdiction of the federal and state courts for New Castle County, Delaware, and agree that any action, suit or proceeding concerning this Agreement shall be brought only in the federal or state courts for New Castle County, Delaware, and irrevocably waive any objection to the laying of venue of any such action, suit or proceeding in such court or that any such court is an inconvenient forum; provided, however, that any Party may bring an equitable action pursuant to Section 5.9 in any court having jurisdiction. THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THIS SECTION AND AGREE WILLINGLY TO ITS TERMS.

THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING CONCERNING THIS AGREEMENT.

Section 5.11 Entire Agreement. This Agreement (including the exhibits, schedules, documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior and contemporaneous agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement.

Section 5.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any signature page delivered electronically or by facsimile (including transmission by Portable Document Format or other fixed image form) shall be binding to the same extent as an original signature page.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have or have caused this Agreement to be duly executed and delivered, all as of the date first written above.

SELLERS:

THE RBC MILLENNIUM TRUST

By:	/s/ Janet L. Cohen
Name: Janet L. Cohen
Title: As Trustee (and not individually)

By:	/s/ David A. Ladensohn
Name: David A. Ladensohn
Title: As Trustee (and not individually)

RICHARD B. COHEN REVOCABLE TRUST

By:	/s/ Richard B. Cohen
Name: Richard B. Cohen
Title: As Trustee (and not individually)

PURCHASER:

SVF II STRATEGIC INVESTMENTS AIV LLC

By:	/s/ Stephen Lam
Name: Stephen Lam
Title: Director

[Signature Page to Stock Purchase Agreement]

Exhibit A

Definitions

For purposes of this Agreement, unless otherwise specified in this Agreement, the following terms have the meanings set forth in this Exhibit A:

(a) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (for purposes of this definition, the term “control” and the correlative meanings of the terms “controlled by” and “under common control with,” as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise); provided, that, for the avoidance of doubt, Symbotic, Symbotic Holdings and their respective Subsidiaries (or any Person that “controls” any of the foregoing), on the one hand, shall not be deemed to be “Affiliates” of SoftBank Group Corp., Purchaser and their respective Subsidiaries (or any Person that “controls” any of the foregoing), on the other hand;

(b) “Agreement” has the meaning set forth in the Preamble;

(c) “Business Day” means any day other than a Saturday, a Sunday or another day on which national banking associations in the State of New York are closed;

(d) “Closing” has the meaning set forth in Section 1.2(a);

(e) “Closing Date” has the meaning set forth in Section 1.2(a);

(f) “Cohen Group” means: (i) Richard B. Cohen, (ii) his Immediate Family, (iii) trusts for the benefit of Richard B. Cohen or his Immediate Family, (iv) charitable trusts, foundations or other charitable giving vehicles for which Richard B. Cohen or his Immediate Family retain voting control of the securities held thereby or ultimate beneficial ownership of the securities contributed thereto, (v) any of the transferees or assignees of the foregoing Persons for estate planning purposes for no (or nominal) consideration, (vi) the estates of any of the foregoing Persons and (vii) any other Person with respect to which any of the foregoing Persons holds, directly or indirectly, individually or with any other such Person, the majority of the beneficial ownership of any Lock-Up Shares;

(g) “Contract” means any legally binding agreement, lease, license, contract, note, mortgage, indenture, arrangement or other similar obligation;

(h) “Exchange Act” means the Securities Exchange Act of 1934;

(i) “Execution Date” has the meaning set forth in the Preamble;

(j) “Framework Agreement” has the meaning set forth in the Recitals;

(k) “Governmental Authority” means any federal, state, local or foreign government, governmental, regulatory or administrative authority, agency or commission, self-regulatory authority (including, for the avoidance of doubt, any stock exchange) or any court, tribunal or judicial or arbitral body, in each case of competent jurisdiction;

(l) “Immediate Family” means, with respect to any person, such person’s immediate family members (e.g., a spouse, parent, child or sibling, whether by blood, marriage or adoption, or anyone residing in such person’s home) and their descendants and the spouses thereof;

(m) “Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances and common law, and all rules, regulations, agency requirements, licenses and permits of any Governmental Authority;

(n) “Lien” means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable Law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction;

(o) “Lock-Up Period” has the meaning set forth in Section 4.3(a);

(p) “Lock-Up Shares” means, with respect to any member of the Cohen Group (i) any Symbotic Common Units or Symbotic Common Shares held by such Person as of the Closing and (ii) any Symbotic Common Shares received pursuant to a direct exchange or redemption of Symbotic Common Units held by such Person as of the Closing;

(q) “Notice of Redemption” has the meaning set forth in Section 4.2;

(r) “Order” means any writ, judgment, decree, injunction or similar order of any Governmental Authority (in each such case whether preliminary or final);

(s) “Parties” has the meaning set forth in the Preamble;

(t) “Permitted Transferees” means, with respect to any member of the Cohen Group, a Person to whom such member of the Cohen Group is permitted to Transfer Lock-Up Shares prior to the expiration of the Lock-Up Period pursuant to Section 4.3(b) and any other applicable agreement between such Person and Symbotic or Symbotic Holdings, and any transferee thereafter;

(u) “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature;

(v) “Proceeding” means any action, cause of action, claim, demand, litigation, suit, investigation by a Governmental Authority, review, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise;

(w) “Purchase” has the meaning set forth in Section 1.2(a);

(x) “Purchase Price” has the meaning set forth in Section 1.1;

(y) “Purchaser” has the meaning set forth in the Preamble;

(z) “Redemption” has the meaning set forth in Section 4.2;

(aa) “Representative” means, with respect to any Person, any trustee, director, principal, partner, manager, member (if such Person is a member-managed limited liability company or similar entity), employee (including any officer), consultant, investment banker, financial advisor, legal counsel, attorney-in-fact, accountant or other advisor, agent or other representative of such Person, in each case acting in their capacity as such;

(bb) “Rule 10b5-1 Plan” has the meaning set forth in Section 4.3(c);

(cc) “Securities Act” means the Securities Act of 1933;

(dd) “Seller(s)” has the meaning set forth in the Preamble;

(ee) “Side Letter” has the meaning set forth in Section 4.4;

(ff) “Subject Shares” has the meaning set forth in Section 1.1;

(gg) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of (i) the securities or ownership interests of such other Person having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions or (ii) the equity or ownership interests of such other Person, in each case, is directly or indirectly owned or controlled by such first Person and/or by one or more of its Subsidiaries;

(hh) “Symbotic” has the meaning set forth in the Recitals;

(ii) “Symbotic Class A Common Stock” has the meaning set forth in the Recitals;

(jj) “Symbotic Class V-1 Common Stock” has the meaning set forth in the Recitals;

(kk) “Symbotic Class V-3 Common Stock” has the meaning set forth in the Recitals;

(ll) “Symbotic Common Shares” means shares of Symbotic Class A Common Stock, Symbotic Class V-1 Common Stock and Symbotic Class V-3 Common Stock;

(mm) “Symbotic Common Units” has the meaning set forth in the Recitals;

(nn) “Symbotic Holdings” has the meaning set forth in the Preamble;

(oo) “Symbotic Holdings LLCA” has the meaning set forth in the Recitals;

(pp) “Transfer” means the: (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii); and

(qq) “Trust Agreement” has the meaning set forth in Section 2.1.

Exhibit B

Form of Notice of Redemption

(see attached)

REDEMPTION NOTICE

Date of Redemption Notice:

______________________

Symbotic Holdings LLC

200 Research Drive

Wilmington, MA 01887

Attention: Corey Dufresne

Email: cdufresne@symbotic.com

CC:	Symbotic Inc.

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Robert W. Downes (downesr@sullcrom.com)

George Sampas (sampasg@sullcrom.com)

Matthew B. Goodman (goodmanm@sullcrom.com)

Reference is made to that certain Second Amended and Restated Limited Liability Company Agreement of Symbotic Holdings LLC (the “Company”), dated as of June 7, 2022 (the “LLC Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the LLC Agreement.

1.

Tax Matters. The undersigned Redeeming Member has consulted with such Member’s own legal, tax and financial advisors regarding the tax consequences of the redemption contemplated herein and hereby represents and warrants that such Member has not relied upon any express or implied advice, representation or warranty from the Company relating thereto.

2.

Redeemed Units. The undersigned Redeeming Member intends to have the Company redeem the following number of Common Units of the Company: [•] Common Units. The undersigned Redeeming Member intends to transfer to Symbotic Inc. (“Pubco”) [•] paired shares of Class V-1 Common Stock of Pubco and [•] paired shares of Class V-3 Common Stock of Pubco in connection with such redemption for cancellation and retirement by Pubco.

3.

Redemption Date. This exercise of the undersigned Redeeming Member’s Redemption Right shall be completed on the following date: ________________________________ [to insert a date that is three Business Days after delivery of this Redemption Notice].

B-2

Signature:	Mailing Address for Notices:

[Trust]

Email Address for Notices:

Name(s) of Authorized Signatory(ies)

Title(s) of Authorized Signatory(ies)

B-3

Schedule 1

Symbotic Common Units and Symbotic Common Shares Held by Sellers and to be Redeemed, Cancelled and Retired and Purchased

Seller	Symbotic Common Units Held as of the Execution Date	Shares of Symbotic Class V-1 Common Stock Held as of the Execution Date	Shares of Symbotic Class V-3 Common Stock Held as of the Execution Date	Shares of Symbotic Class A Common Stock to be Sold and Symbotic Common Units to be Redeemed	Shares of Symbotic Class V-1 Common Stock to be Cancelled and Retired	Shares of Symbotic Class V-3 Common Stock to be Cancelled and Retired	Price Per Share	Aggregate Purchase Price
The RBC Millennium Trust	167,907,377	6,362,808	161,544,569	14,260,250	6,362,808	7,897,442	$28.05	$400,000,000.00
Richard B. Cohen Revocable Trust	7,029,644	2,058,420	4,971,224	3,565,062	2,058,420	1,506,642	$28.05	$100,000,000.00

Totals	174,937,021	8,421,228	166,515,793	17,825,312	8,421,228	9,404,084	$28.05	$500,000,000.00